Exhibit 99.1

Masimo Announces Continuous Noninvasive Total Hemoglobin

Masimo to debut this latest Rainbow SET® parameter at the upcoming World Congress of Anesthesiologists Meeting

Irvine, California – February 25, 2008 – Masimo, the inventor of Pulse CO-Oximetry™ and Measure-Through Motion and Low Perfusion pulse oximetry, announced that it will debut its breakthrough technology for noninvasive and continuous total hemoglobin (SpHb™) and oxygen content (SpOC™) monitoring at the World Congress of Anesthesiology (WCA) in Cape Town, South Africa, on March 3, 2008.

The advent of noninvasive total hemoglobin within the Masimo Rainbow SET platform will make hemoglobin testing more convenient and broadly available to medical personnel in both the acute and outpatient settings—the measurement is instantaneous and pain-free. Over 350 Million hemoglobin tests are done in the US alone each year. Prior to Masimo Rainbow SET, invasive and time-consuming lab tests were the only methods available to determine total hemoglobin levels which provided delayed and intermittent data.

Masimo expects to make SpHb and SpOC shipments to select customers for clinical use in the second half of 2008, pending regulatory clearances. There is a 510(k) pending for SpHb and SpOC in the US.

Martin Allard, M.B.Ch.B, FRC, Professor and Director of Research, Department of Anesthesiology, Loma Linda University, stated, “From its application as a noninvasive tool for universal hemoglobin screening at routine health check-ups to the management of blood loss and blood replacement in patients experiencing acute blood loss, or those undergoing surgery—these new measurements could prove to be indispensable in a wide variety of healthcare settings.”

“Noninvasive, continuous total hemoglobin and oxygen content monitoring should allow for more timely interventions both inside and outside of the operating room and should enable emergency medical professionals, dialysis centers, family physicians, cardiologists and other care providers to better care for their patients”, said Joe E. Kiani, Founder & CEO of Masimo.

For the first time, the Masimo Rainbow SET technology platform will provide clinicians with access to real-time trending and tracking of a patient’s total hemoglobin status enabling them to quickly identify conditions of anemia, or blood loss. When patients undergo blood transfusions, clinicians will be able to use Masimo Rainbow SET SpHb to titrate blood and maintain hemoglobin levels within acceptable ranges. Additionally, continuous monitoring of hemoglobin levels may provide clinicians with an early warning of possible internal hemorrhaging in the emergency department, trauma and post-op settings. Because blood and hemoglobin restoration must be carefully titrated to targeted levels to avoid potentially serious morbidities, Masimo Rainbow SET SpHb provides instant feedback that the proper levels are achieved, advancing patient safety and accelerating recovery. On July 30, 2007, The Centers for Medicare and Medicaid Services released their final National Coverage Determination (NCD) restricting coverage for the treatment of anemia, specifically Erythropoiesis Stimulating Agents (ESA) therapy, to when the hemoglobin level is less than 10g/dL. This ruling makes hemoglobin testing a prerequisite to coverage and possibly administration of ESA therapy in certain patients.

“I believe the availability of Masimo Rainbow SET SpHb will revolutionize the management of anemia across clinical settings and scenarios and could provide a solution for those looking to satisfy The Centers for Medicare and Medicaid Services’ new rules for hemoglobin testing”, stated Michael O’Reilly, MD, EVP of Medical Affairs at Masimo.

A simple upgrade to most Masimo Radical pulse oximeters is all that will be necessary to transform an existing monitor to Masimo Rainbow SET performance – enabling integration of noninvasive total hemoglobin monitoring into any clinical setting.

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About Masimo

Masimo (NASDAQ: MASI) develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET, and with it virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most trustworthy SpO2 and pulse rate measurements even under the most difficult clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced Masimo Rainbow SET, a breakthrough noninvasive blood constituent monitoring platform that can measure many blood constituents that previously required invasive procedures. Rainbow SET continuously and noninvasively measures total hemoglobin (SpHbTM), oxygen content (SpOCTM), carboxyhemoglobin (SpCOTM), methemoglobin (SpMetTM), and pleth variability index (PVITM), in addition to oxyhemoglobin (SpO2), perfusion index (PI) and pulse rate, allowing early detection and treatment of potentially life-threatening conditions. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward Looking Statements

This press release may include forward-looking statements. These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control, including: risks related to our assumption that Masimo’s new noninvasive measurements—total hemoglobin (SpHbTM) and oxygen content (SpOCTM)—will deliver a sufficient level of clinical improvement over alternative hemoglobin testing capabilities to allow for rapid adoption of the technology and risks related to our assumption regarding the timing or commercial availability of SpHb and SpOC, and will be timely cleared, if ever, by appropriate regulatory bodies, as well as other factors discussed in the “Risk Factors” section of our quarterly report on Form 10-Q for the quarter ended September 29, 2007, filed with the Securities and Exchange Commission on November 1, 2007. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to update, amend or clarify these forward-looking statements or the risk factors contained in our quarterly report on Form 10-Q for the quarter ended September 29, 2007, whether as a result of new information, future events or otherwise, except as may be required under the federal securities laws.

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Contact:

Dana Banks

Masimo Corporation

949-297-7348

Masimo, SET, Signal Extraction Technology, Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, and Pulse CO-Oximeters are trademarks or registered trademarks of Masimo Corporation.